Exhibit 10.16

US ECOLOGY, INC.

2016 Management Incentive Plan

(EXECUTIVE)

I.	PURPOSE

The US Ecology, Inc. Omnibus Incentive Plan (“Omnibus Plan”) authorizes the Compensation Committee of US Ecology, Inc. (“Company”) to grant performance-based awards denominated in cash in such amounts and subject to such terms and conditions as the Compensation Committee may determine.  Pursuant to the Omnibus Plan, the US Ecology, Inc. 2016 Management Incentive Plan (Executive) (“Plan”) provides a variable component of compensation for executives for achievement of objectives set by the Compensation Committee during calendar year 2016 (“Plan Year”).  The Plan is designed to align the interests of executives with those of stockholders and attract, motivate and retain management critical to the long-term success of the Company.

II.	ADMINISTRATION

The administrator of the Plan shall be the Compensation Committee of the Company’s Board of Directors (“Board”); hereinafter referred to as “Administrator”.  The Administrator shall have full power, discretion and authority to, among other things, interpret the Plan, verify all amounts paid under the Plan, and establish rules and procedures for its administration, as deemed necessary and appropriate.  The Administrator may rely on opinions, reports or statements of the Company’s officers, public accountants and other professionals.  The calculation of any amounts to be paid under the Plan shall be performed by the Company’s Chief Financial Officer and submitted by the Company’s Chief Executive Officer (“CEO”) to the Administrator for approval.  Any interpretation of the Plan or act of the Administrator, or its designee, in administering the Plan, shall be final and binding.

No member of the Board shall be liable for any action, interpretation or construction made in good faith with respect to the Plan.  The Company shall indemnify, to the fullest extent permitted by law, each member of its Board who may become liable in any civil action or proceeding with respect to decisions made relating to the Plan.

III.	ELIGIBILITY

Eligibility to participate in the Plan is limited to designated executives of the Company (each a “Participant”) as approved by the Administrator and shall be evidenced by a letter from the CEO (“Participant Letter”).

To be eligible to receive an award under the Plan, a Participant must have been employed by the Company (i) on a full-time basis during the Plan Year and (ii) on the date of any payment under the Plan, except as otherwise provided for in this Plan or when such requirement is waived by the Administrator.

a.

New Hire/Rehire — A Participant whose employment with the Company began during the Plan Year shall be eligible for an award on a pro-rata basis, provided the Administrator has approved participation and other conditions of the Plan are satisfied.  An award will be pro-rated based upon the number of calendar days the Participant was employed in an eligible position during the Plan Year.  In the case of rehires, there shall be no credit for prior service, unless otherwise approved in writing by the Administrator.

b.

Leave of Absence — A Participant who is absent from full-time employment with the Company for more than thirteen (13) consecutive weeks of the Plan Year shall not be eligible for payment under the Plan, unless the Administrator approves participation in writing.

c.

Promotion — If a Participant is promoted to an eligible position or from one eligible position to another eligible position (with a higher award potential) during the Plan Year, a pro-rated award will be calculated by factoring the number of calendar days in each eligible position and considering the Target Incentive, Plan Objectives, metrics and weights applicable during the Participant’s tenure in each position.

d.

Demotion – If a Participant is demoted from an eligible position during the Plan Year, such Participant shall be deemed ineligible for receipt of any payments under the Plan, unless otherwise approved in writing by the Administrator.

e.

Removal from Plan — A Participant may be removed from the Plan or an award adjusted, including elimination of any right to an award under the Plan, for insubordination, misconduct, malfeasance, or any formal disciplinary action taken by the Company during the Plan Year or prior to payment.

f.

Termination Without Cause by Company/With Good Reason by Participant — In the event a Participant is terminated without Cause by the Company or for Good Reason by the Participant, any amount that would have been due the Participant absent his/her termination shall be paid on a pro-rata basis based on the number of calendar days the Participant was employed during the Plan Year.  Payment shall be made according to the terms of the Plan and the requirement that the Participant be an employee on that date of payment shall be waived. “Cause” and “Good Reason” shall have the meanings set forth in the Participant’s employment agreement. Notwithstanding any other provision herein to the contrary, Participant shall not be deemed to have terminated his/her employment for Good Reason unless (i) Participant notifies the Board in writing of the condition that Participant believe constitutes Good Reason within ninety (90) days of the initial existence thereof (which notice specifically identifies such condition and the details regarding its existence), (ii) the Company fails to remedy such condition within thirty (30) days after the date on the Board receives such notice (the “Remedial Period”), and (iii) Participant terminates employment with the Company (and its subsidiaries and affiliates) within sixty (60) days after the end of the Remedial Period.  The failure by Participant to include in the notice any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of Participant hereunder or preclude Participant from asserting such fact or circumstance in enforcing his/her rights hereunder.

IV.	INCENTIVE AWARD

The Administrator shall establish the objectives (each a “Plan Objective”) that must be achieved for a Participant to receive payment of all or a portion of his/her target incentive amount, which amount is the product of the Participant’s annual salary and an established percentage (“Target Incentive”), also established by the Administrator.

Payments under the Plan, if any, shall be made to a Participant upon certification by the Administrator that such payments are authorized and all applicable criteria have been satisfied.  Payments shall be made as soon as practicable after approval and availability of the Company’s final audited Plan Year financial statements, but in any event will be made by March 15, 2017.

V.	PLAN OBJECTIVES

Plan Objectives fall into one of four categories:  a) Financial (50% of Target Incentive), b) Individual Performance (30% of Target Incentive), c) Health and Safety (10% of Target Incentive), and d) Compliance (10% of Target Incentive).  Plan Objectives are independent and mutually exclusive from each other, so that the applicable percentage of the Target Incentive may be earned if one Plan Objective is met, even if the threshold performance is not met for another Plan Objective.

a.

Financial – The Financial Plan Objective is based on the Plan Year’s actual consolidated operating income before Plan expenses (“Operating Income Target”). The Operating Income Target amount is set and approved by the Administrator.  Achievement will be determined by comparing the Plan Year’s actual financial results (based on audited financial information) to the Operating Income Target.  Achievement of the Operating Income Target will be weighted at 50%.

The Administrator, in its sole discretion, may include or exclude certain non-recurring or special transactions from calculated operating income for purposes of determining the amount of an award under the Plan.

The portion of a Participant’s Target Incentive he or she may receive based on operating income results (“Finance Target Incentive”) is scalable. For every percentage point achievement over 79% of the Operating Income Target, up to and including 89% (rounded to the nearest percentage), a Participant shall earn 2.33% of the Finance Target Incentive.  For every percentage point achievement over 89% of the Operating Income Target, up to and including 100% (rounded to the nearest percentage), a Participant shall earn 6.98% of the Finance Target Incentive. Upon 100% achievement of the Operating Income Target, 100% of the Finance Target Incentive shall be available to a Participant.

If the Operating Income Target is exceeded, a Participant shall be eligible for an additional amount, calculated by multiplying the Participant’s annual salary by 4.5% (“Excess Percentage”) for every 1%, or fraction thereof, over the Operating Income Target and the resulting product by the Operating Income Target weight (“Additional Finance Incentive”). The Additional Finance Incentive is capped at one times the Participant’s Target Incentive.

By way of example only, a Participant with an annual base salary of $300,000 who has a Target Incentive of 40% would receive the following amounts based on various levels of achievement.

       EXAMPLE

CONSOLIDATED OPERATING INCOME TARGET
(WEIGHTED 50% OF TARGET INCENTIVE)
Achievement	% of Award	Cumulative	Payout	Achievement	% of Award	Cumulative	Payout
79%	0%	0%	$0	90%	6.98%	30.28%	$18,168
80%	2.33%	2.33%	$1,398	91%	6.98%	37.26%	$22,356
81%	2.33%	4.66%	$2,796	92%	6.98%	44.24%	$26,544
82%	2.33%	6.99%	$4,194	93%	6.98%	51.22%	$30,732
83%	2.33%	9.32%	$5,592	94%	6.98%	58.20%	$34,920
84%	2.33%	11.65%	$6,990	95%	6.98%	65.18%	$39,108
85%	2.33%	13.98%	$8,388	96%	6.98%	72.16%	$43,296
86%	2.33%	16.31%	$9,786	97%	6.98%	79.14%	$47,484
87%	2.33%	18.64%	$11,184	98%	6.98%	86.12%	$51,672
88%	2.33%	20.97%	$12,582	99%	6.98%	93.10%	$55,860
89%	2.33%	23.30%	$13,980	100%	6.90%	100.00%	$60,000

Assuming 95% achievement of the Operating Income Target, the Participant in this example would be entitled to $39,108, calculated as follows:

OPERATING INCOME TARGET
Annual Salary	$ 300,000
Target Incentive	X 40%
Target Incentive Award	$ 120,000
Financial Objective Weight	X 50%
Weighted Target Incentive Award	$ 60,000
Cumulative Award Percent Earned	X 65.18%
Earned Award	$ 39,108

Assuming instead a 105% achievement of the Operating Income Target, the Participant would be entitled to $93,750, calculated as follows:

OPERATING INCOME TARGET
Annual Salary	$ 300,000
Target Incentive	X 40%
Target Incentive Award	$ 120,000
Financial Objective Weight	X 50%
Weighted Target Incentive Award	$ 60,000
Cumulative Award Percent Earned	X 100%
Earned Award	$ 60,000

ADDITIONAL FINANCE INCENTIVE
Annual Salary	$ 300,000
Cumulative Excess Percentage (5 X 4.5%)	X 22.5%
Additional Finance Incentive Award	$ 67,500
Financial Objective Weight	X 50%
Weighted Additional Finance Incentive Award	$ 33,750

Finance Target Incentive	$ 60,000
Additional Finance Incentive	$ 33,750
Earned Award	$ 93,750

Assuming instead a 130% achievement of the Operating Income Target, the Participant would be entitled to an Additional Finance Incentive of $120,000 and a total earned amount of $180,000, calculated as follows:

ADDITIONAL FINANCE INCENTIVE
Annual Salary	$ 300,000
Cumulative Excess Percentage (30 X 4.5%)	X 135%
Additional Finance Incentive Award	$ 405,000
Financial Objective Weight	X 50%
Weighted Additional Finance Incentive Award (Before Cap)	$ 202,500
Additional Finance Incentive Award Cap (.40 x $300,000)	($120,000)
Excess Additional Finance Incentive Award Disallowed	$ 82,500

Finance Target Incentive	$ 60,000
Additional Finance Incentive	$ 120,000
Earned Award	$ 180,000

b.

Individual Performance-  Up to an additional 30% of a Participant’s Target Incentive shall be awarded, at the sole discretion of the Administrator, based on team work, achievement of established annual priorities, effective use of Company resources and other evaluative factors as determined by the Administrator (“Individual Performance Incentive”).  This metric is independent so that a percentage of the Individual Performance Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

c.

Health and Safety - The metrics for this Plan Objective are identified below and are weighted cumulatively at 10% of a Participant’s Target Incentive and individually at approximately 3.33%.  Each metric is independent and mutually exclusive from the other metrics so that a percentage of the Target Incentive related to Health and Safety may be earned independent of achievement of any other Health and Safety metric or other Plan Objective.

i.  Total Recordable Incident  Rate (“TRIR”) (3.34% Weight) – The Target Incentive related to TRIR shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as determined by the Administrator.

ii. Days Away Restricted Time (“DART”) (3.33% Weight) – The Target Incentive related to DART shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as determined by the Administrator.

iii.Lost Time Incident (“LTI”) (3.33% Weight) –  The Target Incentive related to LTI shall be earned if the Company-wide metric, as set and approved by the Administrator, is achieved as determined by the Administrator.

d.

Compliance – The metric for this Plan Objective is the Company’s avoidance of Notices of Violation or Enforcement with monetary penalties during the Plan Year and is weighted at 10% of a Participant’s Target Incentive.  The Target Incentive related to Compliance (“Compliance Target Incentive”) shall be earned based on a determination by the Administrator, taking into consideration, among other things, the dollar amount of a monetary penalty paid (or accrued under generally accepted accounting principles – “GAAP”) in the Plan Year, severity of the Notices of Violation or Enforcement, regulatory basis for penalty and respective fact patterns.  This metric is independent so that a percentage of the Compliance Target Incentive may be earned independent and mutually exclusive of achievement of any other Plan Objective.

The CEO will include in each Participant Letter the applicable Target Incentive, Plan Objectives, metrics, weights and such other information as may be determined.

VI.	MISCELLANEOUS

a.

Interests Not Transferable – Any interest of a Participant under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.  Notwithstanding the foregoing, if a Participant dies during the Plan Year, or after the Plan Year and prior to payment of an award, then a pro-rata portion of the award to which the Participant would have been eligible absent death shall be paid to the deceased’s beneficiary, as designated in writing by such Participant (attached hereto as Exhibit A); provided however, that if the deceased Participant has not designated a beneficiary then such amount shall be payable to the deceased Participant’s estate.  Payment shall be based on the number of calendar days the Participant was employed in an eligible position during the Plan Year and shall be made at the time other Participants are paid. The requirement that the Participant be an employee on that date of payment shall be waived.

b.

Withholding Taxes – The Company shall withhold from any amounts payable under the Plan applicable withholding including, but not limited to, federal, state, city and local taxes, FICA and Medicare as shall be legally required.  Additionally, the Company will withhold from any amounts payable under the Plan the applicable contribution for the Participant’s 401(k) Savings and Retirement Plan as defined in the US Ecology, Inc. 401(K) Plan description protected under ERISA.

c.

No Right of Employment – Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

d.

No Representations – The Company does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan.

e.	Section Headings – The section headings contained herein are for convenience only and, in the event of any conflict, the text of the Plan, rather than the section headings, will control.

f.

Severability – In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

g.

Invalidity – If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision shall be reformed so that it is valid, and such invalidity or unenforceability  shall not affect any other provision or part hereof.

h.	Amendment, Modification or Termination – The Administrator reserves the right to unilaterally amend, modify or terminate the Plan at any time as it deems necessary or advisable.

i.

Applicable Law – Except to the extent superseded by the laws of the United States, the laws of the State of Idaho, without regard to its conflicts of laws principles, shall govern in all matters relating to the Plan.

j.

Effect on Other Plans – Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirements or other employee benefit plan are governed solely by the terms of each of such plans.

k. Effective Date – The Plan is effective as of January 1, 2016.

EXHIBIT A

BENEFICIARY DESIGNATION

I hereby designate the following person or persons as Beneficiary to receive any management incentive payments due under the attached US Ecology, Inc. 2016 Management Incentive Plan (Executive), effective January 1, 2016, in the event of my death, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

Provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name of Individual	Relationship to me	Birth Date (if minor)

Address

Name of Trust	Date of Trust

This Beneficiary Designation shall not affect any other beneficiary designation form that I may have on file with US Ecology, Inc. regarding benefits other than that referred to above.

Date

Name

Signature